Exhibit 99.1

Dave & Buster’s, Inc. Announces the Resignation of Starlette Johnson

Dallas, TX, September 9, 2010 - Dave and Buster’s, Inc. announced today that Starlette Johnson, President, Chief Operating Officer and Director, has resigned her positions effective September 30, 2010.

“Starlette has been an integral member of the Dave & Buster’s team over the past four years,” said Steve King, CEO. "As she and I work through the transition over the next several weeks, we will also begin the search process for someone to lead our operating team.  I have enjoyed my partnership with Starlette, and wish her only the best as she moves on to the next phase of her career."

Celebrating over 27 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s premier entertainment/dining concepts. The Company operates 57 locations and franchises one location in the United States and Canada.  More information is available on the Company’s Web site, www.daveandbusters.com.

Dave & Buster’s, Inc was purchased by Oak Hill Capital Partners in June of this year.  Oak Hill Capital Partners is a private equity firm with more than $8.4 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions.  Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team.  These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.